                                                                    EXHIBIT 12.1


                       STATEMENT OF COMPUTATION OF RATIOS

                                        Six
                                       months
                                        ended
                                       6/30/02     2001      2000    1999     1998       1997
                                       -------    -------   ------   -----   -------    -------
FIXED CHARGES

Interest expense                            95         31       33      34        42         45
                                       -------    -------   ------   -----   -------    -------
Portion of rental expense deemed to      1,003      3,079    3,537     990     1,100      1,080
represent interest
                                       -------    -------   ------   -----   -------    -------
Total fixed charges                      1,098      3,110    3,570   1,024     1,142      1,125
                                       -------    -------   ------   -----   -------    -------

EARNINGS BEFORE FIXED CHARGES
                                       -------    -------   ------   -----   -------    -------
Earnings from continuing operations
before income taxes                    (33,898)   (41,638)  46,327   7,434   (34,199)   (12,988)
                                       -------    -------   ------   -----   -------    -------
Fixed charges                            1,098      3,110    3,570   1,024     1,142      1,125
                                       -------    -------   ------   -----   -------    -------
Total earnings before fixed charges    (32,800)   (38,528)  49,897   8,458   (33,057)   (11,873)
                                       -------    -------   ------   -----   -------    -------
RATIO OF EARNINGS TO FIXED CHARGES          (1)        (1)     14x    8.3x        (1)        (1)
                                       -------    -------   ------   -----   -------    -------

The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense deemed to represent interest. "Earnings" consist of income from continuing operations before income taxes plus fixed charges.

----------

(1) We would have had to generate additional earnings for the period ended June 30, 2002 and the years ended December 31, 2001, 1998 and 1997 of $33,898,000, $41,638,000, $34,199,000 and $12,998,000 respectively to achieve a ratio of 1:1.